Exhibit 4.4

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 700,000,000 shares of Class A Common Stock, par value $0.0001 per share, of Rumble Inc. (“Rumble”, and such class of stock, the “Class A Common Stock”), 170,000,000 shares of Class C Common Stock, par value $0.0001 per share, of Rumble (the “Class C Common Stock”), 110,000,000 shares of Class D Common Stock, par value $0.0001 per share, of Rumble (the “Class D Common Stock”), and 20,000,000 shares of preferred stock, par value $0.0001 per share, of Rumble (the “Preferred Stock”). The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to the Rumble Charter and Bylaws, copies of which are filed as exhibits to this Annual Report on Form 10-K, and to the applicable provisions of the Delaware General Corporation Law (“DGCL”).

The Rumble Charter provides that the number of authorized shares of any of the preferred Stock, Class A Common Stock, Class C Common Stock or Class D Common Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding or issuable upon the exchange of other classes of capital stock of Rumble or other securities of Rumble that are exchangeable for or convertible into shares of any such class or series of capital stock of Rumble) by the affirmative vote of the holders of a majority in voting power of the stock of Rumble entitled to vote thereon.

The following table sets forth a summary the materials terms of the Rumble Charter. This summary is qualified by reference to the complete text of the Rumble Charter, a copy of which is filed as an exhibit to this Annual Report on Form 10-K. You are encouraged to read the Rumble Charter in its entirety for a more complete description of its terms.

References in this summary to “ExchangeCo” are to 1000045728 Ontario Inc., a corporation formed under the laws of the Province of Ontario, Canada, and an indirect, wholly owned subsidiary of Rumble, and references to “ExchangeCo Shares” are to the exchangeable shares of ExchangeCo.

Subject Matter	Rumble Charter
Voting Rights	Holders of the Class A Common Stock and Class C Common Stock are entitled to one vote per share on each matter properly submitted to the stockholders and the holders of the Class D Common Stock are entitled to a number of votes per share that represent 85% of the voting power of Rumble on a fully-diluted basis.

Distributions and Dividends	The Rumble Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of Rumble or property of Rumble, each share of Class A Common Stock shall be entitled to receive, ratably, such dividends and other distributions as may from time to time be declared by the Rumble Board. Unless like dividends are declared on each other class of common stock substantially concurrently with Class C Common Stock and Class D Common Stock, dividends shall not be declared or paid on Class C Common Stock or Class D Common Stock.

Classified Board	There is a single class of directors (other than those directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more such series, as the case may be (such directors the “Preferred Stock Directors”)). Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any Preferred Stock Directors, the election of directors will be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon; provided, however, that the election of one (1) director will be determined by a plurality of the votes cast in respect of the Class A Common Stock by the stockholders that hold shares of Class A Common Stock (in their capacity as such) that are present in person or represented by proxy at the meeting and entitled to vote thereon (such director so elected by the holders of Class A Common Stock, in their capacity as such, the “Class A Director”).

Subject Matter	Rumble Charter
Each director shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Shareholder Action by Consent Without a Meeting

The Rumble Charter provides that, at any time when the Qualified Stockholders (as defined therein) and their Permitted Transferees (as defined therein) beneficially own, in the aggregate, more than 66.666% or more of the voting power of the stock of Rumble entitled to vote generally in the election of directors (other than the Class A Director (as defined above) or any other director who is elected by a particular class or series of stock of Rumble), any action required or permitted to be taken at any annual or special meeting of stockholders of Rumble may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to Rumble in accordance with the Rumble Bylaws and applicable law.

The Rumble Charter also provides that, notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a class or series or separately as a class with one or more other such series or classes, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Anti-Takeover Provisions	The Rumble Charter also includes an opt out of Section 203 of the DGCL.

Mandatory Redemptions

The Rumble Charter provides for the mandatory redemption of a number of shares of Class C Common Stock held by a holder upon the issuance of a corresponding number of shares of Class A Common Stock to such holder in respect of ExchangeCo Shares held by such holder that are redeemed by ExchangeCo or 1000045707 Ontario Inc., as applicable, or to the extent such ExchangeCo Shares held by such holder have been forfeited pursuant to the terms of the BCA.

In addition, the Rumble Charter provides for the mandatory redemption of (i) a number of shares of Class D Common Stock held by a Qualified Stockholder (as defined in the Rumble Charter) upon the transfer (other than a “permitted transfer” or a transfer in connection with the repurchase under the Share Repurchase Agreement) by any Qualified Stockholder of a corresponding number of shares of Class A Common Stock or any ExchangeCo Shares held by such holder or in connection with the forfeiture of Forfeiture Escrow Shares held for such holder in accordance with the terms of the BCA; (ii) all shares of Class D Common Stock upon the death or incapacity of Chris Pavlovski; and (iii) a number of shares of Class D Common Stock held by a Qualified Stockholder corresponding to the number of restricted shares of Class A Common Stock issued to Mr. Pavlovski under his employment agreement as part of his initial equity award that are forfeited and cancelled in accordance with the terms thereof.

Subject Matter	Rumble Charter
Transfer Restrictions

The Rumble Charter provides that no transfer of shares of Class C Common Stock may be made unless (i) such transfer is made to a Permitted Transferee and the transferor concurrently transfers to such Permitted Transferee an equal number of ExchangeCo Shares in accordance with the terms and conditions of ExchangeCo’s governing documents, (ii) such transfer is made to Rumble in connection with the redemption provisions described above, (iii) such transfer is in connection with any pledge or other encumbrance of ExchangeCo Shares and a corresponding number of shares of Class C Common Stock pursuant to a bona fide financing transaction and a Transfer of any such shares results from any foreclosure thereon, (iv) such transfer is made pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of Rumble’s stockholders exchanging or having the right to exchange their shares of common stock for cash, securities or other property, or (v) such Transfer is approved by Rumble Board or a duly constituted committee thereof and the transferor concurrently transfers an equal number of ExchangeCo Shares to the transferee in accordance with the terms and conditions of ExchangeCo’s governing documents.

The Rumble Charter provides that no shares of Class D Common Stock may be transferred unless each of the following conditions is satisfied: (a) the transfer is made to a Qualified Class D Transferee; (b) concurrent with such transfer, the transferor must transfer to the transferee an equal number of shares of Class A Common Stock and/or ExchangeCo Shares; provided that if the transferor transfers ExchangeCo Shares in connection with this clause (b), then it must also concurrently transfer an equal number of shares of Class C Common Stock to the transferee; and (c) the transferor and the transferee each provide an undertaking in favor of Rumble that they shall ensure that the transferee remains a Qualified Class D Transferee at all times that the transferee owns any shares of Class D Common Stock. In addition, the Class D Common Stock may be transferred (i) pursuant to any liquidation, merger, stock exchange or other similar transaction which results in all of Rumble’s stockholders exchanging or having the right to exchange their shares of common stock for cash, securities or other property, or (ii) to Rumble in accordance with the redemption provisions described above.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Inc., a Delaware corporation, and its affiliate Computershare Trust Company, N.A., a federally chartered trust company, each having a principal office and place of business at 150 Royall Street, Canton, Massachusetts 02021.

Listing

Our Class A Common Stock and Warrants are listed on The Nasdaq Global Market under the symbols “RUM” and “RUMBW”, respectively.

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